Exhibit 99.1

Rosetta Stone Inc. Reports First Quarter 2013 Results

Strategic Shift to Cloud Continues as Company Reports Adjusted EBITDA Growth of 39% to $2.4 Million,
Reaffirms Full Year 2013 Guidance

ARLINGTON, VA — May 8, 2013 — Rosetta Stone Inc. (NYSE:RST), a leading provider of technology-based language-learning solutions, today announced financial results for the first quarter of 2013, as summarized below:

	Three Months Ended
US$ thousands	March 31,		%
except per-share data	2013	2012	change
Total revenue	$63,924	$69,449	-8%
Total bookings	$60,371	$65,267	-8%

Net loss	$(4,700)	$(1,903)	-147%
Net loss per share:	$(0.22)	$(0.09)	-144%

Adjusted net loss (1)	$(622)	$(1,377)	55%
Adjusted net loss per share: (1)	$(0.03)	$(0.07)	57%

Adjusted EBITDA (2)	$2,409	$1,735	39%

Cash flow from operations	$(5,635)	$2,656	-312%
Purchases of property and equipment	$(2,528)	$(967)	-161%
Free cash flow	$(8,163)	$1,689	-583%

(1) Adjusted net income(loss) and adjusted net income (loss) per share exclude the impact of items related to its litigation with Google Inc., restructuring costs as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets.  Adjusted net income(loss) for prior periods has been revised to conform to current definition.

(2) Adjusted EBITDA is GAAP net income(loss) plus interest income and expense, income tax benefit and expense, depreciation, amortization and stock-based compensation expenses.  Adjusted EBITDA excludes any items related to the litigation with Google Inc., and restructuring costs. Adjusted EBITDA for prior periods has been revised to conform to current definition.

Definitions and reconciliations for all non-GAAP measures are provided in this press release.

“During the first quarter we started to play a little offense,” said Steve Swad, President and Chief Executive Officer of Rosetta Stone.  “We continued our shift to the cloud by emphasizing online and mobile solutions. We acquired Livemocha for its large online community and robust technology platform.  And we invested in our Product group by realigning our resources and opening new offices in San Francisco and Austin.” Swad continued, “We also made the important decision to close our remaining U.S. kiosk locations.  Overall, I’m pleased that the core channels in our North American Consumer business performed well, growing at mid-single digit rates, and we are seeing underlying strength in our Institutional business with higher renewal rates and an improved pipeline.  Our Rest of World Consumer business still faces challenges, but we are taking steps to stabilize that segment and return it to growth.”

First Quarter 2013 Operational and Financial Highlights

•                  Bookings:  Total bookings declined 8% in the first quarter year-over-year to $60.4 million.  The North American Consumer segment (“NA Consumer”) recorded a 1% decrease in bookings primarily reflecting lower sales from the kiosk channel.  Excluding kiosk, NA Consumer bookings increased over 5% year-over-year.  The Rest of World Consumer segment (“ROW Consumer”) declined 34%, reflecting decreases in all geographies, with Japan accounting for nearly half of the decrease and the absence of hard-product sales in Germany also impacting bookings.  The Institutional segment decreased 2% compared with a year ago, reflecting the absence of network product this quarter following the company’s decision to curtail selling that product.  Institutional segment bookings increased more than 10% year-over-year, excluding the impact of de-emphasized network and CD-product sales.

•                  Revenue: Total revenue decreased 8% in the first quarter year-over-year to $63.9 million from $69.4 million a year ago.  NA Consumer revenue decreased 4%, reflecting both the shift to Online Learner sales and lower average selling price for Product Units, as well as lower kiosk sales.  Excluding kiosk, NA Consumer revenue increased in the low-single digits year-over-year.    ROW Consumer revenue decreased 30% due to weakness in Japan and the absence of product unit sales in Germany versus the comparable period last year, reflecting the shift to an online-only business.  ROW Consumer segment revenue was also impacted by fewer kiosk locations in the first quarter compared with a year ago.  Institutional revenue decreased 1% in the first quarter due to the absence of network product sales compared with a year ago.  Institutional segment revenue increased over 5% year-over-year, excluding the impact of network product sales.

	Three Months Ended
	March 31,
US$ thousands	2013	2012	% change
Revenue from:
North America Consumer	$41,385	$43,084	-4%
Rest of World Consumer	8,570	12,204	-30%
Total Consumer	49,955	55,288	-10%
Institutional	13,969	14,161	-1%
Total	$63,924	$69,449	-8%

•                  Adjusted EBITDA: Adjusted EBITDA for the first quarter increased 39% to $2.4 million from $1.7 million.  The improvement in Adjusted EBITDA was due to lower operating expenses that offset the decline in first quarter revenue.  Cost of Goods Sold decreased $3.2 million due to lower hard-product box costs, a shift to online offerings and lower studio coaching costs.  Sales and marketing expenses and general and administrative (G&A) expenses also both decreased by $1.3 million and $1.1 million, respectively.  The reduction in sales and marketing expense was due to marketing efficiencies and lower expenses from the reduced kiosk channel, compared with a year ago, while the decrease in G&A expense reflected improvements in bad debt, lower personnel expenses and lower depreciation expense.  Research and development costs increased $1.1 million, reflecting the investment being made in product development.  Adjusted EBITDA includes approximately $2.7 million of add-backs, mainly related to severance associated with headcount reductions and an adjustment to our international facilities requirements.

•                  Adjusted Net Loss and Adjusted EPS: Rosetta Stone recorded Adjusted Net Loss of $0.6 million in the first quarter 2013, compared to Adjusted Net Loss of $1.4 million in the first quarter of 2012.  Adjusted Net Loss per share was $0.03 compared to an Adjusted Net Loss of $0.07 per share in the prior year period.

•                  Balance Sheet and Cash Flow: Cash, cash equivalents and short-term investments decreased $8.9 million to $139.4 million at March 31, 2013 from $148.3 million at December 31, 2012.  The company has no debt.  Free cash flow in the first quarter was ($8.2) million compared with $1.7 million a year ago.  The decline in free cash flow reflects a decrease in working capital versus the year ago period and an increase in capital expenditures.  Capital expenditures were $2.5 million in the first quarter compared with $1.0 million a year ago.

Financial Outlook

The company is re-affirming the following guidance for the full year 2013:

2013 Guidance

	Range
($ Millions)	Low	High
Revenue	$280	$290
Growth rate from 2012	2%	6%

Adjusted EBITDA	$16	$18
Growth rate from 2012	16%	30%

Adjusted Net Income	$(1)	$1
Growth rate from 2012	66%	134%

Adjusted EPS	$(0.02)	$0.04
Growth rate from 2012	87%	127%

Shares Outstanding (MM)	21.5	21.5

Capital Expenditures	$5	$8

Non-GAAP Financial Measures

This press release contains several non-GAAP financial measures.

Adjusted EBITDA is GAAP net income or loss plus interest income and expense, income tax benefit and expense, depreciation, amortization and stock-based compensation expenses.  Adjusted EBITDA excludes any items related to the litigation with Google Inc., restructuring costs and transaction and other costs associated with mergers and acquisitions. Adjusted EBITDA for prior periods has been revised to conform to current definition.

Adjusted net loss and adjusted net loss per share exclude the impact of items related to its litigation with Google Inc., restructuring costs and transaction and other costs associated with mergers and acquisitions as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets.

Free cash flow is cash flow from operations less cash used in purchases of property and equipment.

Bookings represent executed sales contracts received by the Company that are either recorded immediately as revenue or as deferred revenue.

Management believes that these non-GAAP measures of financial results provide useful information to investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analyses, for purposes of determining executive incentive compensation, and for budgeting and planning purposes.  These measures are used in monthly financial reports prepared for management and in quarterly financial reports presented to the Company’s board of directors.  Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software companies, many of which present similar non-GAAP financial measures to investors.

Management typically excludes the amounts described above when evaluating the Company’s operating performance and believes that the resulting non-GAAP measures are useful to investors and financial analysts in assessing the Company’s operating performance, due to the following factors:

•                  Amortization of Acquired Intangibles. Amortization costs and the related tax effects are fixed at the time of an acquisition, and then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition.

•                  Stock-based Compensation. Although stock-based compensation is an important aspect of compensation of the Company’s employees and executives, stock-based compensation expense is generally fixed at the time of grant, then amortized over a period of several years after the grant of the stock-based instrument, and generally cannot be changed or influenced by management after the grant.  In addition, the impact of shares granted under these plans is considered in the Company’s EPS calculation to the extent the shares are dilutive.

•                  Bookings. Although revenue is an important aspect of measuring Company performance, the Company believes total sales bookings can be a valuable indicator of the Company’s performance.  The Company is transitioning to a greater amount of subscription sales, which results in an increasing portion of sales being recorded as deferred revenue.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP.  The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements.  In addition, they are subject to inherent limitations, because they reflect the exercise of judgments by management about which expenses and items of income are excluded from these non-GAAP financial measures and may not be calculated in the same manner as other companies’ similarly titled non-GAAP measures.

In order to compensate for these limitations, management presents its non-GAAP financial measures in connection with its GAAP results.  The company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, and not to rely on any single financial measure to evaluate the company’s business.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Investor Webcast

This news release and the accompanying tables should be read in conjunction with the additional content that is available on the company’s website.

In conjunction with this announcement, Rosetta Stone will host a webcast today at 4:30 p.m. eastern time (ET) to discuss the results and the company’s business outlook.

The webcast will be available live on the Investor Relations page of the company’s website at http://investors.rosettastone.com.

Investors may also dial in to the conference line using one of the following numbers:

1-877-407-9039 (toll-free) or

1-201-689-8470 (toll/international)

A recorded replay of the webcast will be available on the “Investor Relations” page of the company’s web site http://investors.rosettastone.com after the live discussion.  The replay will also be available beginning at 7:30PM ET until May 22, 2013 via telephone at the following numbers:

1-877-870-5176 (toll-free) or

1-858-384-5517 (toll/international)

Pass Code: 413176

About Rosetta Stone

Rosetta Stone Inc. provides cutting-edge interactive technology that is changing the way the world learns languages. The company’s proprietary learning techniques—acclaimed for their power to unlock the natural language-learning ability in everyone—are used by schools, businesses, government organizations and millions of individuals around the world. Rosetta Stone offers courses in over 30 languages, from the most commonly spoken (like English, Spanish and Mandarin) to the less prominent (including Swahili, Swedish and Tagalog). The company was founded in 1992 on the core beliefs that learning to speak a language should be a natural and instinctive process, and that interactive technology can activate the language immersion method powerfully for learners of any age. Rosetta Stone is based in Arlington, VA., and has offices in Harrisonburg, VA, Boulder, CO, Tokyo, Seoul, London, and Sao Paulo.

“Rosetta Stone” is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our guidance for future financial performance and operating targets, and our long-term growth prospects.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “project,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “seek,” “may,” “likely,”  “will,” “financial outlook,” “guidance,” “strategy,” or “continue.”  These forward-looking statements reflect the company’s current views with respect to future events and are subject to certain risks, uncertainties, and assumptions.  A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including demand for language learning solutions; the advantages of our products, services, technology, brand and business model as compared to others; our strategic focus; our ability to maintain effective internal controls or to remediate material weaknesses; our cash needs and expectations regarding cash flow from operations; our product development plans; the appeal and efficacy of our products and services; our expectations regarding capturing lifetime value and a broader range of market segments through such offerings; our plans regarding expansion of our marketing initiatives and sales force; our international operations and growth plans; our plans regarding our kiosks and retail relationships; our plans regarding our Institutional business; the impact of any revisions to our pricing strategy; our ability to manage and grow our business and execute our business strategy; our financial performance; our actions to realign our cost structure and revitalize our go-to-market strategy; our plans to transition our distribution to more online in the Consumer segment; our mergers and acquisitions plans; our plans with regard to Livemocha; adverse trends in general economic conditions and the other factors described more fully in the company’s filings with the U.S. Securities and Exchange Commission (SEC), including the company’s annual report on Form 10-K for the fiscal year ended December 31, 2012, which is on file with the SEC.  The company assumes no obligation to update the information in this communication, except as otherwise required by law.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Investor Contact:	ssomers@rosettastone.com
Steve Somers, CFA	703-387-5876

Media Contact:	jmudd@rosettastone.com
Jonathan Mudd	571-357-7148

Source: Rosetta Stone Inc.

ROSETTA STONE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2013	2012
Revenue:
Product	$37,592	$47,530
Subscription and service	26,332	21,919
Total revenue	63,924	69,449

Cost of revenue:
Cost of product revenue	6,940	9,108
Cost of subscription and service revenue	3,324	4,366
Total cost of revenue	10,264	13,474

Gross profit	53,660	55,975

Operating expenses
Sales and marketing	37,060	38,404
Research and development	7,357	6,273
General and administrative	12,588	13,657
Lease Abandonment	793	—
Total operating expenses	57,798	58,334

Loss from operations	(4,138)	(2,359)

Other income and (expense):
Interest income	41	78
Interest expense	(45)	—
Other income (expense)	419	(364)
Total other income (expense)	415	(286)

Net loss before income taxes	(3,723)	(2,645)
Income tax provision (benefit)	977	(742)

Net loss	$(4,700)	$(1,903)

Net loss per share:
Basic	$(0.22)	$(0.09)
Diluted	$(0.22)	$(0.09)

Common shares and equivalents outstanding:
Basic weighted average shares	21,360	20,942
Diluted weighted average shares	21,360	20,942

ROSETTA STONE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	March 31,	December 31,
	2013	2012

Assets
Current assets:
Cash and cash equivalents	$139,311	$148,190
Restricted cash	41	73
Accounts receivable (net of allowance for doubtful accounts of $618 and $1,297, respectively)	38,783	49,946
Inventory	7,267	6,581
Prepaid expenses and other current assets	7,722	5,204
Income tax receivable	670	1,104
Deferred income taxes	75	79
Total current assets	193,869	211,177

Property and equipment, net	17,099	17,213
Goodwill	34,868	34,896
Intangible assets, net	10,815	10,825
Deferred income taxes	250	260
Other assets	1,389	1,484
Total assets	$258,290	$275,855

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,770	$6,064
Accrued compensation	10,325	16,830
Other current liabilities	31,284	36,387
Deferred revenue	55,929	59,195
Total current liabilities	103,308	118,476

Deferred revenue	3,934	4,221
Deferred income taxes	8,697	8,400
Other long-term liabilities	911	155
Total liabilities	116,850	131,252

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000 and 10,000 authorized; zero and zero shares issued and outstanding March 31, 2013 and December 31, 2012, respectively	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 22,134 and 21,951 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	2	2
Additional paid-in capital	162,711	160,693
Accumulated loss	(21,449)	(16,749)
Accumulated other comprehensive income	176	657
Total stockholders’ equity	141,440	144,603
Total liabilities and stockholders’ equity	$258,290	$275,855

ROSETTA STONE INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2013	2012

Cash Flows From Operating Activities:
Net loss	$(4,700)	$(1,903)
Adjustments to reconcile net loss to cash provided by (used in) operating activities, net of business acquisitions
Stock-based compensation expense	1,668	1,635
Bad debt expense	(238)	165
Depreciation and amortization	2,372	2,436
Deferred income tax benefit	298	(1,314)
Loss on sales of equipment	141	32
Net change in:
Restricted cash	32	23
Accounts receivable	11,135	17,575
Inventory	(746)	(709)
Prepaid expenses and other current assets	(2,559)	503
Income tax receivable	413	(1,236)
Other assets	5	(1,209)
Accounts payable	(209)	(587)
Accrued compensation	(6,412)	(2,076)
Other current liabilities	(4,253)	(8,020)
Other long-term liabilities	371	1,587
Deferred revenue	(2,953)	(4,246)
Net cash provided by (used in) operating activities	(5,635)	2,656

Cash Flows From Investing Activities:
Purchases of property and equipment	(2,528)	(967)
Proceeds from (purchases of) available-for-sale securities	—	3,307
Net cash provided by (used in) investing activities	(2,528)	2,340

Cash Flows From Financing Activities:
Proceeds from the exercise of stock options	349	—
Payments under capital lease obligations	(193)	(2)
Net cash provided by (used in) financing activities	156	(2)

Increase (decrease) in cash and cash equivalents	(8,007)	4,994

Effect of exchange rate changes in cash and cash equivalents	(872)	563

Net increase (decrease) in cash and cash equivalents	(8,879)	5,557

Cash and cash equivalents—beginning of period	148,190	106,516

Cash and cash equivalents—end of period	$139,311	$112,073

ROSETTA STONE INC.

Reconciliation of Net Loss to Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2013	2012

Net loss	$(4,700)	$(1,903)
Interest (income)/expense, net	4	(78)
Income tax expense (benefit)	977	(742)
Depreciation and amortization	1,757	2,436
Depreciation related to restructuring	615	—
Stock-based compensation	1,668	1,635
Other EBITDA Adjustments	2,088	387

Adjusted EBITDA*	$2,409	$1,735

* Adjusted EBITDA is GAAP net income or loss plus interest income and expense, income tax benefit and expense, depreciation, amortization and stock-based compensation expenses.  Adjusted EBITDA excludes any items related to the litigation with Google Inc., restructuring costs and transaction and other costs associated with mergers and acquisitions. Adjusted EBITDA for prior periods has been revised to conform to current definition.

ROSETTA STONE INC.

Reconciliation of GAAP Net Loss to Adjusted Net Loss

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2013	2012
GAAP net loss	$(4,700)	$(1,903)
Items related to litigation with Google, Inc., restructuring and other related costs, acquisition costs	2,703	387
Income tax adjustments *	1,375	139
Adjusted net loss	$(622)	$(1,377)

GAAP net loss per share	$(0.22)	$(0.09)
Items related to litigation with Google, Inc. restructuring and other related costs	0.13	$0.02
Income tax adjustments *	0.06	$0.01
Adjusted net loss per share **	$(0.03)	$(0.07)

Diluted weighted average shares	21,360	20,942

* For adjusted net income(loss) purposes, we use a 39% effective tax rate which represents the projected, long term effective tax rate on adjusted pretax income. Our adjusted tax rate assumes full use of loss and credit carryforwards without reduction for valuation allowances.

** Adjusted net loss and adjusted net loss per share exclude the impact of items related to its litigation with Google, Inc., restructuring costs and transaction and other costs associated with mergers and acquisitions as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets.

Rosetta Stone Inc.

Business Metrics

(in thousands)

	Quarter-Ended					Quarter-Ended					Quarter-Ended
	3/31/11	6/30/11	9/30/11	12/31/11	2011	3/31/12	6/30/12	9/30/12	12/31/12	2012	3/31/13
Net Bookings by Market

North America Consumer	29,814	36,828	35,562	55,209	157,413	41,733	37,295	42,283	57,870	179,181	41,303
Rest of World Consumer	14,996	12,910	11,945	14,166	54,017	12,550	8,113	10,488	10,034	41,185	8,310
Worldwide Consumer	44,810	49,738	47,507	69,375	211,430	54,283	45,408	52,771	67,904	220,366	49,613

Worldwide Institutional	10,770	16,973	18,555	15,459	61,757	10,984	17,635	19,354	16,423	64,396	10,758
Total	55,580	66,711	66,062	84,834	273,187	65,267	63,043	72,125	84,327	284,762	60,371

YoY Growth (%)
North America Consumer	-28%	-5%	-14%	6%	-9%	40%	1%	19%	5%	14%	-1%
Rest of World Consumer	50%	58%	21%	-7%	25%	-16%	-37%	-12%	-29%	-24%	-34%
Worldwide Consumer	-13%	6%	-7%	3%	-3%	21%	-9%	11%	-2%	4%	-9%

Worldwide Institutional	18%	-1%	-17%	7%	-2%	2%	4%	4%	6%	4%	-2%
Total	-9%	4%	-10%	4%	-2%	17%	-5%	9%	-1%	4%	-8%

% of Total Net Bookings
North America Consumer	54%	55%	54%	65%	57%	64%	59%	59%	69%	63%	68%
Rest of World Consumer	27%	20%	18%	17%	20%	19%	13%	14%	12%	14%	14%
Worldwide Consumer	81%	75%	72%	82%	77%	83%	72%	73%	81%	77%	82%

Worldwide Institutional	19%	25%	28%	18%	23%	17%	28%	27%	19%	23%	18%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Revenue by Market

North America Consumer	28,061	38,606	37,710	53,184	157,561	43,084	36,918	39,878	52,946	172,826	41,385
Rest of World Consumer	14,601	12,014	11,002	12,848	50,465	12,204	8,053	9,903	10,088	40,248	8,570
Worldwide Consumer	42,662	50,620	48,712	66,032	208,026	55,288	44,971	49,781	63,034	213,074	49,955

Worldwide Institutional	14,316	16,123	15,490	14,494	60,423	14,161	15,841	14,498	15,667	60,167	13,969
Total	56,978	66,743	64,202	80,526	268,449	69,449	60,812	64,279	78,701	273,241	63,924

YoY Growth (%)
North America Consumer	-32%	0%	2%	19%	-2%	54%	-4%	6%	0%	10%	-4%
Rest of World Consumer	49%	57%	13%	-17%	18%	-16%	-33%	-10%	-21%	-20%	-30%
Worldwide Consumer	-17%	9%	5%	10%	2%	30%	-11%	2%	-5%	2%	-10%

Worldwide Institutional	21%	13%	8%	2%	11%	-1%	-2%	-6%	8%	0%	-1%
Total	-10%	10%	5%	8%	4%	22%	-9%	0%	-2%	2%	-8%

% of Total Revenue
North America Consumer	49%	58%	59%	66%	58%	62%	61%	62%	67%	63%	65%
Rest of World Consumer	26%	18%	17%	16%	19%	18%	13%	15%	13%	15%	13%
Worldwide Consumer	75%	76%	76%	82%	77%	80%	74%	77%	80%	78%	78%

Worldwide Institutional	25%	24%	24%	18%	23%	20%	26%	23%	20%	22%	22%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Prior period data has been modifed where applicable to conform to current presentation for comparative purposes.

Immaterial rounding differences may be present in this data in order to conform to Financial Statement totals.

6

Rosetta Stone Inc.

Business Metrics

(in thousands)

	Quarter-Ended					Quarter-Ended					Quarter-Ended
	3/31/11	6/30/11	9/30/11	12/31/11	2011	3/31/12	6/30/12	9/30/12	12/31/12	2012	3/31/13

Unit Metrics

Product Unit Volume (thousands)	108.5	140.0	134.3	202.9	585.8	143.0	129.7	146.5	210.7	629.8	141.8
Paid Online Learners (thousands)	16.4	17.1	21.5	26.6	26.6	41.2	48.7	57.4	68.4	68.4	80.6

YoY Growth (%)
Product Units	-14%	24%	14%	20%	11%	32%	-7%	9%	4%	8%	-1%
Paid Online Learners	30%	20%	21%	58%	58%	151%	185%	167%	157%	157%	95%

Average Net Revenue Per Unit ($)
Average Net Revenue per Product Unit	$379	$349	$346	$313	$341	$367	$319	$313	$277	$315	$312
Average Net Revenue per Online Learner (monthly)	$30	$34	$39	$36	$35	$28	$27	$24	$24	$26	$26

YoY Growth (%)
Average Net Revenue per Product Unit	-4%	-12%	-9%	-9%	-9%	-3%	-9%	-9%	-11%	-8%	-15%
Average Net Revenue per Online Learner	-10%	-2%	10%	3%	0%	-6%	-22%	-37%	-32%	-25%	-7%

# of Kiosks (end of period)

North America	144	117	114	103	103	57	56	57	57	57	56
Europe	15	16	14	13	13	1	1	1	1	1	—
Asia Pacific	78	76	69	58	58	44	42	39	29	29	22
Total # of Kiosks (end of period)	237	209	197	174	174	102	99	97	87	87	78

Revenues by Geography

United States	41,271	53,418	51,708	65,725	212,122	54,914	50,810	52,167	65,856	223,747	52,791
International	15,707	13,325	12,494	14,801	56,327	14,535	10,002	12,112	12,845	49,494	11,133
Total	56,978	66,743	64,202	80,526	268,449	69,449	60,812	64,279	78,701	273,241	63,924

Revenues by Geography (as a %)
United States	72%	80%	81%	82%	79%	79%	84%	81%	84%	82%	83%
International	28%	20%	19%	18%	21%	21%	16%	19%	16%	18%	17%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Prior period data has been modifed where applicable to conform to current presentation for comparative purposes.

Immaterial rounding differences may be present in this data in order to conform to Financial Statement totals.

7